Jean M. Hobby Elected to CA Technologies Board of Directors

PricewaterhouseCoopers LLP Veteran to Serve on CA’s Audit Committee

NEW YORK, February 1, 2018 –  CA Technologies (NASDAQ: CA) today announced that Jean M. Hobby has been elected as a member of its board of directors, effective immediately. She will also serve on CA’s Audit Committee.

"We are extremely pleased to welcome Jean to our Board," said Art Weinbach, chairman, CA Technologies. "Jean’s deep expertise in finance, strategic planning and technology make her counsel an invaluable asset to our board and our business."

Ms. Hobby’s appointment brings the Board membership to 11, 10 of whom are independent.

Ms. Hobby held diverse leadership roles in a successful 33-year career at PricewaterhouseCoopers LLP. She most recently served as a global strategy partner. Prior to that, she led PwC’s multi-billion dollar Technology, Media and Telecom Sector, and was chief financial officer. Currently, she serves on the boards of Texas Instruments Incorporated and Integer Holdings Corporation.

Ms. Hobby earned a Bachelor's Degree in Accounting from the University of Arkansas.

About CA Technologies

CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate – across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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CA Technologies
Rita O’Brien
Corporate Communications
(631) 342-6687
rita.obrien@ca.com